McGuireWoods LLP 201 North Tryon Street Charlotte, NC 28202 Phone: 704.343.2000 Fax: 704.343.2300 www.mcguirewoods.com	Exhibit 5.1

March 30, 2018

Bank of America Corporation

Bank of America Corporate Center

100 North Tryon Street

Charlotte, North Carolina 28255

Re:    Bank of America Corporation Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Bank of America Corporation (the “Company”), a Delaware corporation, in connection with the preparation and filing by the Company of a Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), on or about the date of this opinion letter, relating to the Company’s proposed offers to exchange (the “Exchange Offers”) (i) any and all $6,000,000,000 aggregate principal amount outstanding of the Company’s unregistered 3.004% Fixed/Floating Rate Senior Notes, due 2023 (the “2023 Original Notes”) for an equal aggregate principal amount of its 3.004% Fixed/Floating Rate Senior Notes, due 2023 (the “2023 Exchange Notes”) that will be registered under the Securities Act pursuant to the Registration Statement, and (ii) any and all $6,000,000,000 aggregate principal amount outstanding of the Company’s unregistered 3.419% Fixed/Floating Rate Senior Notes, due 2028 (the “2028 Original Notes” and, together with the 2023 Original Notes, the “Original Notes”) for an equal aggregate principal amount of its 3.419% Fixed/Floating Rate Senior Notes, due 2028 (the “2028 Exchange Notes” and, together with the 2023 Exchange Notes, the “Exchange Notes”) that will be registered under the Securities Act pursuant to the Registration Statement.

The Original Notes were, and the Exchange Notes will be, issued under the Company’s Indenture (Senior Debt Securities) dated as of January 1, 1995 between the Company and The Bank of New York Mellon Trust Company, N.A., as successor trustee (the “Trustee”), as amended and supplemented (the “Indenture”).

In connection with this opinion letter, we have examined the Registration Statement, including the prospectus included in the Registration Statement and the exhibits being filed therewith and incorporated by reference therein from previous filings made by the Company with the SEC, and originals or copies certified or otherwise identified to our satisfaction of the Indenture, the forms of the Exchange Notes, certificates of public officials and officers of the Company, and such other records, documents and instruments as we have deemed necessary for the purposes of this opinion letter, including resolutions of the Board of Directors of the Company authorizing the filing of the Registration Statement, the Exchange Offers and the issuance of the Exchange Notes in exchange for Original Notes. As to facts material to the opinions expressed herein, we have relied upon oral and written statements, certificates and representations of officers and other representatives of the Company and documents furnished to us by the Company without independent verification of their accuracy.

Bank of America Corporation

March 30, 2018

As used herein, the term “Applicable Law” means the Delaware General Corporation Law (including statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and the laws of the State of New York, all as in effect on the date hereof.

Assumptions Underlying Our Opinions

For all purposes of the opinions expressed herein, we have assumed, without independent investigation, the following:

(a) Factual Matters. To the extent we have reviewed and relied upon certificates of the Company or authorized representatives thereof, and certificates and assurances from public officials, all of such certificates and assurances are accurate with regard to factual matters.

(b) Signatures; Authentic and Conforming Documents; Legal Capacity. The signatures of individuals who have signed or will sign the Indenture and the Exchange Notes are genuine and, other than those of individuals signing on behalf of the Company, authorized; all records, documents or instruments submitted to us as originals are authentic, complete and accurate; and all records, documents or instruments submitted to us as copies conform to authentic original document. All individuals who have signed or will sign the Indenture and the Exchange Notes had or will have, as of the date any such document is executed and delivered, legal capacity to execute such document.

(c) Organizational Status; Power and Authority. All parties to the Indenture were and to the Exchange Notes will be, as of the date the Exchange Notes are executed and delivered, validly existing and in good standing in their jurisdiction of formation and have or will have the capacity and full power and authority to execute, deliver and perform such documents, except that no such assumption is made as to the Company.

(d) Authorization, Execution and Delivery. The Indenture and the Exchange Notes have been duly authorized by all necessary corporate, or other action on the part of the parties thereto and have been or will be duly executed and delivered by such parties, except no such assumption is made as to the Company.

(e) Documents Binding on Certain Parties. The Indenture and the Exchange Notes, and the documents required or permitted to be delivered thereunder, are or will be the valid and binding obligation enforceable against the parties thereto in accordance with their terms, except no such assumption is made as to the Company.

(f) Noncontravention. Neither the issuance of the Exchange Notes by the Company nor the execution and delivery of the Indenture and the Exchange Notes by any party thereto nor the performance by such party of its obligations thereunder will conflict with or result in a breach of (i) the certificate or articles of incorporation, bylaws, certificate or articles of organization, limited liability company agreement, certificate of limited partnership, partnership agreement, trust agreement or other similar organizational documents of any such party, (ii) any law or regulation of any jurisdiction applicable to any such party, or (iii) any order, writ, injunction or decree of any court or governmental instrumentality or agency applicable to any such party or any agreement or instrument to which any such party may be a party or by which its properties are subject or bound, except no such assumption is made as to the Company.

(g) Governmental Approvals. All consents, approvals and authorizations of, or filings with, all governmental authorities that are required as a condition to the issuance of the Exchange Notes by the Company or to the execution and delivery of the Indenture by the parties thereto or the performance by such parties of their obligations thereunder will have been obtained or made, except that no such assumption is made with respect to any consent, approval, authorization or filing that is applicable to the Company as of the date hereof.

Bank of America Corporation

March 30, 2018

(h) Registration; Trust Indenture Act. The Registration Statement shall have become effective under the Securities Act and such effectiveness shall not have been terminated or rescinded; and the Indenture will be qualified under the Trust Indenture Act of 1939.

Our Opinion

Based solely upon the foregoing, and in reliance thereon, and subject to the qualifications and limitations set forth in this opinion letter, we are of the opinion that when the Exchange Notes (in the forms examined by us) have been duly executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture, and issued and delivered in exchange for Original Notes in the manner described in the Registration Statement, the Exchange Notes issued pursuant to the Exchange Offers will constitute the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms.

Matters Excluded from Our Opinions

We express no opinion with respect to the following matters:

(a) Indemnification and Change of Control. The enforceability of any agreement of the Company as may be included in the terms of the Exchange Notes or in the Indenture relating to (i) indemnification, contribution or exculpation from costs, expenses or other liabilities or (ii) changes in the organizational control or ownership of the Company, which agreement (in the case of clause (i) or clause (ii)) is contrary to public policy or applicable law.

(b) Jurisdiction, Venue, etc. The enforceability of any agreement of the Company in the Indenture or the Exchange Notes to submit to the jurisdiction of any specific federal or state court (other than the enforceability in a court of the State of New York of any such agreement to submit to the jurisdiction of a court of the State of New York), to waive any objection to the laying of the venue, to waive the defense of forum non conveniens in any action or proceeding referred to therein, to waive trial by jury, to effect service of process in any particular manner or to establish evidentiary standards, and any agreement of the Company regarding the choice of law governing the Indenture or the Exchange Notes (other than the enforceability in a court of the State of New York or in a federal court sitting in the State of New York and applying New York law to any such agreement that the laws of the State of New York shall govern).

(c) Certain Laws. The following state laws, and regulations promulgated thereunder, and the effect of such laws and regulations, on the opinions expressed herein: securities (including Blue Sky laws).

(d) Remedies. The enforceability of any provisions in the Indenture or the Exchange Notes to the effect that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to any other right or remedy, that the election of some particular remedy does not preclude recourse to one or more others or that failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy.

Bank of America Corporation

March 30, 2018

Qualifications and Limitations Applicable to Our Opinions

The opinions set forth above are subject to the following qualifications and limitations:

(a) Applicable Law. Our opinions are limited to the Applicable Law, and we do not express any opinion concerning any other law.

(b) Bankruptcy. Our opinions are subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, laws relating to preferences, fraudulent transfers and equitable subordination), reorganization, moratorium and other similar laws affecting creditors’ rights generally.

(c) Equitable Principles. Our opinions are subject to the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing.

(d) Choice of New York Law and Forum. To the extent that our opinions relate to the enforceability of the choice of New York law or any choice of New York forum provisions of the Indenture, our opinion is rendered in reliance upon N.Y. Gen. Oblig. Law §§5-1401 and 5-1402 and N.Y. CPLR 327(b) and is subject to the qualification that such enforceability may be limited by principles of public policy, comity and constitutionality. We express no opinion as to whether a United States federal court would have subject-matter or personal jurisdictions over a controversy arising under the Indenture or the Exchange Notes.

Miscellaneous

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on or about the date hereof and to the reference to our firm in the prospectus included in the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not admit thereby that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ McGuireWoods LLP